Exhibit 10.1

AMENDMENT TO PROMISSORY NOTES

This AMENDMENT TO PROMISSORY NOTES (this “Amendment”) dated as of August 23, 2013, is entered into by Tanke Biosciences Corporation (formerly known as Greyhound Commissary, Inc.), a Nevada corporation (the “Company”), and Euro Pacific Capital, Inc., as Investor Representative (the “Investor Representative”) for the holders (the “Holders) of the Notes (as defined below).

Recitals

WHEREAS, on February 9, 2011, the Company issued a series of 8% Senior Convertible Notes in the approximate aggregate principal amount of $7,670,000 (each a “Note” and collectively as the “Notes,”).  The Notes were issued in connection with a certain Securities Purchase Agreement dated February 9, 2011 among the Company, the Holders, and Euro Pacific Capital, Inc. and Newbridge Securities Corporation, as co-placement agents.

WHEREAS, pursuant to Section 2.8 of that certain Securities Purchase Agreement, dated February 9, 2011, between the Company, the Holders and the other parties thereto, each Holder duly appointed the Investor Representative as such Investor’s true and lawful agent and attorney-in-fact to, among other matters, waive any terms and conditions of the Notes and to be such Investor’s exclusive representative with respect to any matter, suit, claim, action or proceeding arising with respect to any transaction contemplated by the Notes and the Warrants;

WHEREAS, the parties now desire to, amend the Notes to set forth certain repayment terms in the Notes.

WHEREAS, an amendment to each Note requires the approval of the Company and the Investor Representative;

NOW, THEREFORE, in consideration of the foregoing, and of the mutual representations, warranties, covenants, and agreements herein contained, the parties hereto agree as follows:

Agreement

Section 1.  Defined Terms. Unless otherwise indicated herein, all terms which are capitalized but are not otherwise defined herein shall have the meaning ascribed to them in the Notes, as applicable.

Section 2.  Amendment to Notes.

This Amendment hereby memorializes, and amends Section 2. Principal Repayment and Section 3. Interest, as follows:

“2. Principal Repayment.  The Company hereby agrees to pay the outstanding principal amount of the Notes as follows:

(i)	$1,000,000 as soon as practical and, in any event, prior to September 30, 2013;
(ii)	$1,000,000 on or before December 31, 2013;
(iii)	$1,500,000 on or before June 30, 2014;
(iv)	$1,500,000 on or before December 31, 2014;
(v)	The balance of the outstanding principal amount of approximately $2,510,000 on or before March 31, 2015.

3.
Interest.  So long as the Company makes principal payments in accordance with Section 2 of this Note, interest shall no longer accrue on the principal balance of this Note.  If, however, the Company breaches its obligations under this Note by failing to make a principal payment in accordance with Section 2 hereof and does not cure such breach within forty-five (45) days of such payment date (it being understood that neither the Holders nor the Investor Representative are required to provide any notice of such breach), then in addition to any other remedies available to the Holders hereunder, interest shall be deemed to have accrued on the entire unpaid principal balance hereof retroactively from the then missed payment due date, and interest shall continue to accrue thereafter until the unpaid principal balance hereof and all accrued interest thereon has been paid in full.  In such case, interest on the then outstanding principal balance shall accrue at the rate of eight percent (8%) per annum.

Section 3. Waiver of Registration Delay Payments.  The Company currently owes the Holders Registration Delay Payments (as defined in the Registration Rights Agreement among the parties dated as of the same date as the Notes) in the approximate aggregate amount of $460,206 (as accrued on the Company’s balance sheet in 2011) as a result of the Company’s failure to register the shares of the Company’s common stock issuable upon the conversion of the Notes.  The Holders hereby waive their right to receive such Registration Delay Payments.  As soon as the Company makes the first principal payment on or before September 30, 2013, the Company may write off the accrued payable of $460,206 from its balance sheet.  However, if the Company fails to make the first principle payment of $1,000,000 on or before September 30, 2013, the full amount ($460,206) of the Registration Delay Payment shall once again become due immediately and payable notwithstanding the waiver herein contained.

Section 4. Issuance of Make Good Shares.  On February 9, 2011, the Company, Golden Genesis Limited, a British Virgin Islands company (the “Pledgor”), the Investor Representative, and Escrow, LLC (the “Escrow Agent”) entered into a Securities Escrow Agreement.  The Company hereby acknowledges on behalf of itself and on behalf of its affiliate, the Pledgor, its and the Pledgor’s obligation to deliver to the Holders, on a pro rata basis, in the aggregate, 500,000 shares (the “Pledged Shares”) of the Company’s Common Stock that are being held by the Escrow Agent.  The Company shall (and shall cause the Pledgor and the Escrow Agent to) deliver such Pledged Shares to the Holders on or before September 30, 2013. The Company acknowledges and agrees that the failure to deliver the Pledged Shares on or before September 30, 2013 shall be deemed to be equivalent to a failure to make a scheduled principal payment under Section 2 of the Notes and, accordingly, interest will begin to accrue on the unpaid principal balance of the Notes from and after September 30, 2013.  The other 500,000 non-voting shares shall remain in escrow and shall be reverted to the Pledgor when the Company completely pays off the Notes.  If the Company fails to make a principal payment in accordance with Section 2 and does not cure such breach within forty-five (45) days, these remaining 500,000 shares shall be immediately issued to the Holders.

Section 5. Ratifications; Inconsistent Provisions. Except as otherwise expressly provided herein, each Note, is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that on and after the Effective Date: (i) all references in each Note to “this Note”, “hereto”, “hereof”, “hereunder” or words of like import referring to the Note shall mean the Note as amended by this Amendment.  Notwithstanding the foregoing to the contrary, to the extent that there is any inconsistency between the provisions of the Note and this Amendment, the provisions of this Amendment shall control and be binding.  Except as modified by this Amendment, the Notes remain unmodified and in full force and effect.

Section 6. Counterparts. This Amendment may be executed in any number of counterparts, all of which will constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.  Facsimile or other electronic transmission of any signed original document shall be deemed the same as delivery of an original.

Section 7.  Effective; Time is of the Essence.  This Amendment shall become effective upon funding of the first principal payment.  Time is of the essence of this Note and related documents and agreements.

(signature page follows)

IN WITNESS WHEREOF, the Company and the Holders have caused this Amendment to be duly executed as of the date first written above.

Company:

TANKE BIOSCIENCES CORPORATION

By:
Name:
Title:

Investor Representative

EURO PACIFIC CAPITAL, INC.

By:
Name:
Title: